UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 10, 2005
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 0-28472

Delaware	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

357 Castro Street, Suite 5
Mountain View, California    94041
(Address of principal executive offices including zip code)

(650) 938-8815
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 1.01 Entry in to a Material Definitive Agreement

On December 10, 2005, Digital Video Systems, Inc. (the "Company") entered onto a Stock Purchase Agreement (the "SPA") with Korea Technology Investment Corp, a privately held Korean corporation to sell its 10,490,200 share majority interest in DVS Korea for $12,000,000 (Twelve Million Dollars)

The Company deposited 10% of the shares to be sold with an escrow agent and the purchaser deposited 10% of the purchase price with the same escrow agent. The SPA contemplates that each party will complete its due diligence and close by January 3, 2006. Either party may cancel the agreement and forfeit their escrow deposit. The Company has obtained written consents of the holders of a majority of its shares for the SPA and will seek ratification of the transaction through a further shareholder action. The SPA provides that the terms of the sale may be changed based upon the parties' due diligence. Management believes that the completion of the transaction contemplated by the SPA will enable the Company to pursue other strategic alliances.

Item 8.01Other Events.

Mr. Bruce Breslow has resigned from the Board because he wishes to pursue other opportunities.

Item 9.01 Financial Statements and Exhibits.

  Financial Statements. - None
  Pro Forma Financial Information
  Shell Company Transaction - Not applicable
  Exhibits.

Exhibit 10.1 - Stock Purchase Agreement, dated December 10, 2005, by and between the Company and Korea Technology Investment Corp

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ MALI KUO Mali Kuo Chief Executive Officer

Date: December 12, 2005

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated December 10, 2005, by and between the Company and Korea Technology Investment Corp